Exhibit 5(b)

[Jones Day Letterhead]

December 6, 2016

Potash Corporation of Saskatchewan Inc.

122-1st Avenue South, Suite 500

Saskatoon, Saskatchewan S7K 7G3

Re:	$500,000,000 aggregate principal amount of 4.000% Notes due 2026 of Potash Corporation of Saskatchewan Inc.

Ladies and Gentlemen:

We have acted as counsel for Potash Corporation of Saskatchewan Inc., a corporation organized under the laws of Canada (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s 4.000% Notes due 2026 (the “Notes”) pursuant to the Terms Agreement, dated as of December 1, 2016, including the Underwriting Agreement attached thereto as Exhibit I, by and between the Company and Morgan Stanley & Co. LLC, as lead underwriter of the several underwriters named therein (the “Underwriters”). The Notes are being issued under the Indenture, dated as of February 27, 2003 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), by and between the Company and U.S. Bank National Association, as successor to The Bank of Nova Scotia Trust Company of New York, as trustee (the “Trustee”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company.

For purposes of the opinion expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

In rendering the opinion set forth above, we have assumed that: (i) the Company is a corporation existing and in good standing under the laws of Canada (including the laws of the provinces thereof), (ii) the Indenture and the Notes have been (A) authorized by all necessary corporate action of the Company and (B) executed and delivered by the Company under the laws of Canada (including the laws of the provinces thereof) and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do not violate or conflict with the laws of Canada (including the laws of the provinces thereof) or the terms and provisions of the Articles of Continuance or the General By-Law (as amended) of the Company.

Potash Corporation of Saskatchewan Inc.

December 6, 2016

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representations of the Company and others. The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-212301) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day